EXHIBIT 99.1

Pumatech, Inc. asserts its position in the growing wireless data market with acquisition of Spontaneous Technology, Inc.

•	Unique Technology Offers Mobile Users Highly Secure Access To Enterprise Applications
•	Nearly All Of Pumatech’s Current Products Will Be Extended With SponTec’s Technology

SAN JOSE, CA (07/31/03) - Pumatech, Inc. (NASDAQ: PUMA), a leading provider of synchronization software and services, today announced it has signed an agreement to acquire substantially all of the assets of Spontaneous Technology (SponTec) of Salt Lake City, Utah. Terms of the acquisition were not disclosed. Pumatech expects to close the transaction within 30 days. SponTec is a leading provider of secure, carrier-grade enterprise VPN solutions that extend existing corporate applications to any wireless device and operating system, including Microsoft (NT & Pocket PC), SUN (Solaris, Java, J2ME), Palm and Symbian. SponTec has a previously announced agreement with Verizon Wireless, using this technology to support their enterprise customers.

The Spontec acquisition solidifies Pumatech’s leadership in the data synchronization arena by providing technology that enhances security while synchronizing over wireless networks. Pumatech currently holds 53 issued technology patents, 26 pending patents, has agreements with more than 200 technology licensees, a presence in more than half of the Fortune 1000, and the leading retail market share among synchronization software products.

“Pumatech’s mission is to offer the best possible data synchronization solutions, and we believe the SponTec acquisition provides our customers with software that delivers secure, real-time, two-way access to virtually any enterprise application,” explained Pumatech’s Senior Vice President of Sales and Marketing Clyde Foster. “As a result of the acquisition, we believe Pumatech now has a key component and a revolutionary wireless security platform to expand our mobile synchronization offering. This solution will enable mobile phone and wireless laptop, tablet and PDA users to access corporate data and applications securely and efficiently through existing corporate network infrastructure.”

“The SponTec technology team is excited to work with Pumatech and its customers and partners who will all derive significant benefits from this acquisition,” explained Darren Wesemann, chief technology officer for SponTec. “We are very pleased that Pumatech has plans to include the SponTec technology with virtually all of Pumatech’s current products. By combining SponTec’s software VPN technology with Pumatech’s extensive synchronization portfolio, we believe we are creating a world-class company in the mobile application data synchronization space.”

“When this acquisition is completed, Pumatech will have acquired three leading-edge mobile technology companies in five months,” said Woodson (Woody) Hobbs, Pumatech’s president and CEO. “In combination with Pumatech’s industry-leading technology, we believe our acquisition strategy is rapidly establishing Pumatech as a dynamic force in the mobile and synchronization arena. Pumatech is confident that its three-fold strategy of development, acquisition and patent prosecution will extend its market leadership.”

ABOUT SPONTEC

Spontaneous Technology’s highly secure solution allows mobile carriers to extend existing corporate applications to any wireless device and operating system, including Microsoft (NT & Pocket PC), SUN (Solaris, Java, J2ME) Symbian and Palm, without any incremental capital expenditures. The company is headquartered in Salt Lake City, Utah and is backed by Smart Technology Ventures, Dominion Ventures and SunAmerica Ventures, among others. For more information, please visit www.spontec.com

ABOUT PUMATECH

Pumatech, Inc. (NASDAQ: PUMA) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information throughout the enterprise. Organizations can choose to use Pumatech’s ready-made enterprise offerings, or they can leverage Pumatech’s professional services team to create custom solutions built upon Pumatech’s core enterprise platform. Pumatech’s customer and strategic partner base includes Global 2000 companies such as Microsoft, Oracle, PeopleSoft, America Online, Yahoo!, NTT DoCoMo, Eastman Kodak and IBM. The Company has headquarters in Silicon Valley and offices in Amsterdam, Munich, Tokyo and London. Pumatech offers more information on its products and services at www.pumatech.com.

The forward-looking statements above in this news release, including statements related benefits from the product offerings and customer relationships, the ability to address complex synchronization challenges, the timing or ability to reach profitability, and the benefits of new business partnerships and products, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include uncertainties related to the effect of continued weakness of general economic factors on the overall demand for our products and services, the timing of market adoption and movement toward data synchronization and integration solutions, margin erosion, market shrinkage, economic uncertainty related to terrorism and conflict in the Middle East, market acceptance of the acquisition, the ability to retain key employees of Spontaneous Technology, corporate and regulatory approvals of the transaction, integration of the Spontaneous Technology technologies with other recently acquired technologies, the ability to leverage the acquisition to address synchronization challenges, timely introduction, availability and acceptance of new products, the outcome of pending and potential future litigation, continued enhancement of existing technologies, development and successful introduction to the market of new technologies, the ability to obtain operational savings, the impact of competitive products and pricing, consummation of binding agreements with prospective business partners, as well as additional risk factors, as discussed in the “Risk Factors” section of Pumatech’s Annual Report on Form 10-K for the year ended July 31, 2002 and Pumatech’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Pumatech disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Pumatech and the Pumatech logo are trademarks of Pumatech, Inc., that may be registered in certain jurisdictions. All other product and company names may be trademarks of their respective owners.